Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Announces Acquisition of Victore Insurance Company

Hamilton, BERMUDA (July 1, 2009) – American Safety Insurance Holdings, Ltd. (NYSE:ASI) announced today that its wholly-owned subsidiary, American Safety Casualty Insurance Company (ASCIC), has acquired, for cash, Victore Insurance Company (VIC), an Oklahoma domiciled admitted insurance company based in Oklahoma City, providing customized bonding solutions for the surety bond industry. VIC specializes in contract surety for general contractors and sub-contractors, and also provides other types of bonds such as oil and gas, court, and license and permit bonds. In conjunction with the purchase of VIC, ASCIC also acquired Victore Enterprises, Inc., an Oklahoma based holding company, and Agency Bonding Company, Inc., an Oklahoma based insurance agency specializing in providing surety agency services, primarily for VIC (together with VIC collectively referred to as the Victore Companies). ASI does not expect the acquisition to have a material impact on its 2009 earnings.

Victore was formed in 1986 to address the requirements of many Oklahoma contractors whose bonding needs were not being met adequately by the standard market. Standard surety underwriters considered many Oklahoma contractors and sub-contractors as too small and thus were unwilling to offer products to meet their needs.

“The financial strength of ASI will allow Victore to expand the success we achieved in Oklahoma over the past 23 years to other Midwestern states and give us access to enhanced distribution channels,” said Altus E. Wilder, III, Chairman and CEO of the Victore Companies. “Similar to ASI, our company was built on filling the needs of an underserved market making our existing corporate philosophy a fit with ASI’s solution-oriented culture.”

“We are excited to have Al and his team join the ASI family. With this acquisition, we have added a talented team of professionals with a profitable track record in the surety business,” said Stephen R. Crim, President and CEO of American Safety Insurance Holdings, Ltd. “The addition of the Victore business segment to ASI’s array of insurance products serves to complement the Company’s strategic initiative, which includes growing our surety product line, and will enhance our geographical presence in the Midwest. We expect the addition of the Victore Companies to add approximately $2 million to our 2009 surety gross written premiums and $4 - $5 million to our 2010 surety gross written premiums.”

This press release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, and are subject to change based on various factors. For additional factors, which could influence the results of the Company's operating and financial performance, see the Company's filings with the Securities and Exchange Commission.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

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Contact:

Julie L. McDonald	Steve Crim
American Safety Insurance Services, Inc	American Safety Insurance Holdings, Ltd
Media Relations	Investor Relations
jmcdonald@amsafety.com	scrim@amsafety.com
(770) 485-4310	(800) 388-3647